EXHIBIT 99
                                   ----------

April 26, 2004 - For immediate release

Contact: Scott Shockey, CFO or Bryna Butler, Corporate Communications 1-800-468-6682 or (740) 446-2631


                      OVBC Liquidates ProCentury Investment

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] announced today the sale of 450,000 common shares of ProCentury Corp., [Nasdaq: PROS] a Columbus-based property and casualty insurer. The transaction was completed as part of ProCentury's initial public offering. The sale of stock, which represents 100% of OVBC's ownership in ProCentury, will result in a pre-tax gain of nearly $2.5 million, or $1.6 million after taxes ($.47 cents per share). OVBC's investment in ProCentury was made in October of 2000 to allow OVBC to diversify operations by becoming part of a property and casualty insurance underwriter as made permissible by the Gramm-Leach-Bliley Act of 1999. OVBC decided to liquidate the investment to utilize the cash proceeds to enhance OVBC's core business of banking through branch renovations and expansion as discussed in the first quarter's earnings release.

Ohio Valley Banc Corp. common stock is traded on The NASDAQ Stock Market under the symbol OVBC. The holding company owns three subsidiaries: Ohio Valley Bank, with 17 offices in Ohio and West Virginia; Loan Central, with five consumer finance company offices in Ohio, and Ohio Valley Financial Services, an insurance agency based in Jackson, Ohio. The company's Web site is www.ovbc.com.

Forward-Looking Information

Certain statements contained in this release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes," "anticipates," "expects," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures;
(iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes. Forward-looking statements speak only as of the date on which they are made and Ohio Valley undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.